eOn Communications Enters Into Merger Agreement with Inventergy Inc. and Announces Sale of Preferred Stock

CORINTH, Miss. Dec. 18, 2013 –eOn Communications Corporation (EONC) and Inventergy Inc. have announced today that they have entered into a merger agreement whereby Inventergy will merge into a wholly-owned subsidiary of eOn. Upon satisfaction of all of the conditions to completing the merger, eOn Communications will be renamed Inventergy Global, Inc. Upon completion of the merger, Inventergy stockholders will receive shares of eOn stock, such that the Inventergy stockholders in the aggregate will control eOn after the merger.

eOn also announced that it has entered into an agreement to sell $2.75 million of its preferred stock in a private placement to certain accredited investors. The use of proceeds from this offering is restricted until certain conditions are met, including proceeding with the proposed merger transaction with Inventergy.

Inventergy is an intellectual property (IP) acquisition and licensing company dedicated to identifying, acquiring and licensing for fair value the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, former head of IP and global strategy at Hewlett-Packard, the company leverages decades of experience, market and technology expertise, and industry connections to assist Fortune 500 companies leverage the value of their world-changing innovations to achieve greater returns. Inventergy aspires to enable a new world of IP value creation built upon a more transparent, above-board and ethical business platform. The Company currently owns a portfolio of over 160 patents from a Global Fortune 500 and Gartner-recognized technology leader in the telecommunications industry.

Headquartered in Cupertino, CA, Inventergy’s management team includes: Chairman and Chief Executive Officer, Mr. Joe Beyers; SVP & General Counsel, Mr. Wayne Sobon; and SVP of IP Acquisitions & Licensing, Mr. Jon Rortveit.

eOn's Principal Executive Officer, Stephen Swartz, states, “We are pleased with the proposed merger transaction with Inventergy. We think this transaction will provide value to our stockholders and an opportunity for eOn to expand into different lines of business.”

“The proposed merger transaction represents a significant milestone for Inventergy. It provides a public vehicle to leverage our holistic approach and flexible IP value-creation model,” stated Joe Beyers, Chairman and CEO of Inventergy. “We believe our becoming publicly listed will better position us to meet the needs of companies that have a significant portion of their value hidden within their IP.”

Completion of the merger is subject to a number of conditions, including eOn stockholder approval. Additional information regarding the merger transaction and sale of preferred stock is set forth in the Company's Current Report on Form 8-K dated December 18, 2013, which is being filed with the Securities and Exchange Commission.

About eOn Communications
eOn Communications Corporation (EONC) is a global provider of innovative communications solutions. With over 20 years of telecommunications expertise, eOn solutions enable customers to leverage advanced technologies to communicate more effectively. Our offerings are built on reliable open architectures that enable easy adoption of emerging technologies, such as Voice over Internet Protocol.
www.eoncc.com

Note:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company's results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation's most recent Form 10-Q filing with the Securities and Exchange Commission.